                                  SCHEDULE 14A
                                 (Rule 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT


                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


Filed by the Registrant [x]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[x]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                            Starbucks Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[x]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ---------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ---------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ---------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          ---------------------------------------------------------------------
     (5)  Total fee paid:

          ---------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials:

          ---------------------------------------------------------------------


[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ---------------------------------------------------------------------
     (2)  Form, Schedule or Registration Statement No.:

          ---------------------------------------------------------------------
     (3)  Filing Party:

          ---------------------------------------------------------------------
     (4)  Date Filed:

          ---------------------------------------------------------------------

                                     [LOGO]

                              Seattle, Washington
                                January 13, 1999

Dear Shareholders:

     You are cordially invited to attend the Starbucks Corporation Annual Meeting of Shareholders on Tuesday, February 23, 1999 at 10:00 a.m. (Pacific
Time). The meeting will be held at Benaroya Hall, 200 University Street, Seattle, Washington. Directions to Benaroya Hall appear on the back cover of this Notice of Annual Meeting and Proxy Statement.

     The matters to be acted upon are described in the accompanying Notice of Annual Meeting and Proxy Statement. At the meeting, we will also report on Starbucks Corporations' operations and respond to any questions you may have.

     YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED. PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED, POSTAGE-PREPAID ENVELOPE IN ORDER TO ENSURE THAT YOUR VOTE IS COUNTED. IF YOU ATTEND THE MEETING, YOU WILL, OF COURSE, HAVE THE RIGHT TO REVOKE THE PROXY AND VOTE YOUR SHARES IN PERSON.

                                          Very truly yours,

                                             [LOGO]
                                          Howard Schultz
                                          chairman and
                                          chief executive officer

                             STARBUCKS CORPORATION
                             2401 UTAH AVENUE SOUTH
                           SEATTLE, WASHINGTON 98134

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                       ON
                               FEBRUARY 23, 1999

     The Annual Meeting of Shareholders of Starbucks Corporation, (the "Company") will be held at Benaroya Hall, 200 University Street, Seattle, Washington, on Tuesday, February 23, 1999 at 10:00 a.m. (Pacific Time) for the following purposes:

     1. To elect: (i) three Class 3 directors to serve until the Annual Meeting of Shareholders for fiscal year 2001; (ii) one Class 1 director to serve until the Annual Meeting of Shareholders for fiscal 1999; and (iii) one Class 2 director to serve until the Annual Meeting of Shareholders for fiscal 2000;

     2. To approve the amendment and restatement of the Starbucks Corporation 1989 Stock Option Plan for Non-Employee Directors to, among other things, extend the term of the plan, increase by 725,000 the number of shares of the Company's Common Stock reserved for issuance under the plan and increase the number of options granted annually to each non-employee director from 20,000 to 25,000;

     3. To ratify the selection of Deloitte & Touche LLP as the Company's independent auditors for the fiscal year ending October 3, 1999; and

     4. To transact such other business as may properly come before the meeting or any adjournment thereof.

     Only shareholders of record at the close of business on December 18, 1998 will be entitled to notice of and to vote at the Annual Meeting of Shareholders and any adjournments thereof.

     The Company's Proxy Statement is attached hereto. Financial and other information concerning the Company is contained in the enclosed Annual Report to Shareholders for the fiscal year ended September 27, 1998.

                                          By Order of the Board of Directors,

                                               [LOGO]
                                          G. Scott Greenburg
                                          secretary
Seattle, Washington
January 13, 1999

                             YOUR VOTE IS IMPORTANT

     WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE URGED TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT AS PROMPTLY AS POSSIBLE IN THE ENCLOSED, POSTAGE-PREPAID ENVELOPE TO ENSURE THE PRESENCE OF A QUORUM FOR THE MEETING. IF YOU ATTEND THE MEETING, YOU MAY, OF COURSE, REVOKE THE PROXY AND VOTE IN PERSON.

                             STARBUCKS CORPORATION
                             2401 UTAH AVENUE SOUTH
                           SEATTLE, WASHINGTON 98134

                                PROXY STATEMENT
                                    FOR THE
                         ANNUAL MEETING OF SHAREHOLDERS

     This Proxy Statement is furnished by and on behalf of the Board of Directors of Starbucks Corporation, a Washington corporation ("Starbucks" or the "Company") in connection with the solicitation of proxies for use at the Annual Meeting of Shareholders of the Company (the "Annual Meeting") for the fiscal year ended September 27, 1998 ("fiscal 1998") to be held at 10:00 a.m. (Pacific
Time) on Tuesday, February 23, 1999 at Benaroya Hall, 200 University Street, Seattle, Washington and at any adjournment thereof. Directions to Benaroya Hall are provided on the back cover of this Proxy Statement.

     A shareholder who delivers an executed proxy pursuant to this solicitation may revoke it at any time before it is exercised by (i) executing and delivering a later dated proxy card to the Secretary of the Company prior to the Annual Meeting, (ii) delivering written notice of revocation of the proxy to the Secretary of the Company prior to the Annual Meeting or (iii) attending and voting in person at the Annual Meeting. Attendance at the Annual Meeting, in and of itself, will not constitute a revocation of a proxy. Proxies will be voted as specified by the shareholder or shareholders granting the proxy. Unless contrary instructions are specified, if the enclosed proxy is executed and returned (and not revoked) prior to the Annual Meeting, the shares of common stock, no par value per share ("Common Stock"), of the Company represented thereby will be voted for (1) the election of the five directors nominated by the Board of Directors; (2) the approval of the amendment and restatement of the Starbucks Corporation 1989 Stock Option Plan for Non-Employee Directors (the "Directors Plan") as described in more detail herein; (3) the ratification of the selection of Deloitte & Touche LLP as the Company's independent auditors for the fiscal year ending October 3, 1999 ("fiscal 1999"), and in accordance with the best judgment of the named proxies on other matters properly brought before the Annual Meeting.

     The presence, in person or by proxy, of holders of a majority of the outstanding shares of Common Stock is required to constitute a quorum for the transaction of business at the Annual Meeting. Under Washington law and the Company's Articles of Incorporation, if a quorum is present, a nominee for election to a position on the Board of Directors will be elected as a director if the votes cast for the nominee exceed the votes cast against the nominee and exceed the votes cast for any other nominee for that position. Abstentions and "broker non-votes" (shares held by a broker or nominee that does not have the authority, either express or discretionary, to vote on a particular matter) are counted for purposes of determining the presence or absence of a quorum for the transaction of business at the Annual Meeting. For the election of directors, abstentions and broker non-votes will have the effect of neither a vote for nor a vote against the nominee. Approval of the amendment and restatement of the Directors Plan, ratification of the selection of Deloitte & Touche LLP as the Company's independent auditors and any other matter that properly comes before the meeting requires the affirmative vote of a majority of the shares of Common Stock represented in person or by proxy and entitled to vote on the matter. Accordingly, abstention and broker non-votes, because they are not affirmative votes, will have the effect of a vote against the proposal. Proxies and ballots will be received and tabulated by ChaseMellon Shareholder Services, L.L.C. ("ChaseMellon"), the Company's transfer agent and the inspector of elections for the Annual Meeting.

     This Proxy Statement and the enclosed proxy card will be first mailed on or about January 13, 1999 to the Company's shareholders of record on December 18, 1998 (the "Record Date").

     The expense of preparing, printing and mailing this Proxy Statement and the proxies solicited hereby will be borne by the Company. Proxies will be solicited by mail and may also be solicited by directors, officers and other employees of the Company, without additional remuneration, in person or by telephone or facsimile transmission. The Company will also request brokerage firms, banks, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares of Common Stock as of the record date and will reimburse such persons for the cost of forwarding the proxy materials in accordance with customary practice. The Company has retained ChaseMellon to aid in the solicitation of proxies and has agreed to pay ChaseMellon approximately $7,500 for such services. Your cooperation in promptly signing and returning the enclosed proxy card will help to avoid additional expense.

     At the close of business on the Record Date, there were 89,720,436 shares of Common Stock (the "Shares") outstanding and there were no outstanding shares of any other class of stock. Holders of Shares authorized to vote are entitled to cast one vote per Share on all matters.

                      PROPOSAL 1 -- ELECTION OF DIRECTORS

     The Amended and Restated Bylaws of the Company provide that the Board of Directors shall be divided into three classes, with such classes to be as nearly equal in number as the total number of directors constituting the entire Board permits. As of September 27, 1998, the Company's Board of Directors consisted of eight members, with two members and one vacancy in Class l and three members in each of Classes 2 and 3. Upon the expiration of the term of a class of directors, nominees for such class are elected to serve for a term of three years and until their respective successors have been elected and qualified. The current terms of the Class 3 directors, Ms. Barbara Bass, Mr. Craig J. Foley and Mr. Howard Schultz, as well as the term of Mr. Jeffery H. Brotman who has tendered his resignation effective as of the date of the Annual Meeting, expire upon the election and qualification of the directors to be elected at the Annual Meeting. The Board of Directors has nominated (i) Ms. Bass, Mr. Foley and Mr. Schultz for reelection to the Board of Directors at the Annual Meeting, to serve until the Annual Meeting of Shareholders for fiscal 2001, expected to be held in early 2002. The Board has also nominated Mr. Craig E. Weatherup to fill the existing vacancy in Class 1 and serve as a Class 1 director until the Annual Meeting of Shareholders for fiscal 1999 and Mr. Gregory B. Maffei to serve as a Class 2 director until the Annual Meeting of Shareholders for fiscal 2000. The terms of the other Class 1 and Class 2 directors expire at the Annual Meetings of Shareholders for fiscal 1999 and fiscal 2000, respectively.

     Unless otherwise directed, the persons named in the proxy intend to vote all proxies FOR the election of Ms. Bass and Messrs. Foley, Schultz, Weatherup and Maffei to the Board of Directors. The nominees have consented to serve as directors of the Company if elected. If at the time of the Annual Meeting, one of the nominees is unable or declines to serve as a director, the discretionary authority provided in the enclosed proxy will be exercised to vote for a substitute candidate designated by the Board of Directors. The Board of Directors has no reason to believe that any of the nominees will be unable or will decline to serve as a director.

     Set forth below is certain information furnished to the Company by the director nominees and by each of the incumbent directors whose terms will continue following the Annual Meeting.

Class 3 Directors; terms expire at the Annual Meeting of Shareholders for fiscal 1998:

     BARBARA BASS, 47, has been a director of the Company since January 1996. Since 1993, Ms. Bass has been the president of Gerson Bakar Foundation. From 1989 to 1992, Ms. Bass was president and chief executive officer of the Emporium Weinstock Division of Carter Hawley Hale Stores, Inc. She is on the Board of Directors of DFS Group Limited, a retailer of luxury branded merchandise; The Bombay Company, Inc., a retailer of traditional furniture and accessories; and bebe stores, inc., a retailer of contemporary sportswear and accessories.

     CRAIG J. FOLEY, 54, has been a director of the Company since March 1990. Mr. Foley has served as president of Wickham Capital Corp., a venture capital firm, since February 1994. He has also served as a principal of Phillips-Smith Specialty Retail Group, a venture capital firm, since April 1994. From February 1982 to February 1994, Mr. Foley served on the Board of Directors of Chancellor Capital Management, Inc., (formerly, Citicorp Investment Management) and, as managing director of its Alternative Asset Management Group, served as a financial advisor to various entities. Mr. Foley currently serves as a director of the EuroEnterprise, an offshore closed-end fund; Jamba Juice, a retailer of juice-based products; We're Entertainment, a retailer of collectibles; and The White House, an apparel retailer.

     HOWARD SCHULTZ, 45, is the founder of the Company and has been chairman of the board and chief executive officer since its inception in 1985. From 1985 to June 1994, Mr. Schultz was also the Company's president. From September 1982 to December 1985, Mr. Schultz was the director of retail operations and marketing for Starbucks Coffee Company, a predecessor to the Company, and from January 1986 to July 1987, he was the chairman of the board, chief executive officer, and president of Il Giornale Coffee Company, a predecessor to the Company. Mr. Schultz serves on the Board of Directors of the National Association of Securities Dealers, Inc. and eBay, Inc., an internet trading company.

Class 1 Directors; terms expire at the Annual Meeting of Shareholders for fiscal 1999:

     HOWARD P. BEHAR, 54, has been a director of the Company since January 1996. Mr. Behar has served as president of Starbucks Coffee International, Inc. since June 1994. From February 1993 to June 1994, Mr. Behar served as the Company's executive vice president, Sales and Operations. From February 1991 to February 1993, Mr. Behar served as senior vice president, Retail Operations of the Company and from August 1989 to January 1991, he served as the Company's vice president, Retail Stores.

     JAMES G. SHENNAN, JR., 57, has been a director of the Company since March 1990. Mr. Shennan has served as a general partner of Trinity Ventures, a venture capital organization, since 1989. From 1986 to 1988, he served as the president and chief executive officer of Addison Consultancy Group, a marketing consulting firm. Prior to that time, Mr. Shennan served as the president and chief executive officer of Aidcom International, PLC (a predecessor of Addison Consultancy Group), a publicly-held marketing services company located in the United Kingdom and its predecessor, S&O Consultants, an international marketing, design and research consulting organization. Mr. Shennan also serves on the Board of Directors of P.F. Chang's China Bistro and a number of privately-held, consumer-oriented companies in which Trinity Ventures is an investor.

     CRAIG E. WEATHERUP, 53, is a new nominee to the Company's Board of Directors. Mr. Weatherup is the chairman and chief executive officer of The Pepsi Bottling Group, which is currently a division of PespiCo, Inc. Mr. Weatherup has worked with PepsiCo for 24 years and has served as president as well as chief executive officer of its worldwide Pepsi-Cola business. Mr. Weatherup serves as director of PepsiCo, Inc. and Federated Department Stores.

Class 2 Directors; terms expire at the Annual Meeting of Shareholders for fiscal 2000:

     GREGORY B. MAFFEI, 38, is a new nominee to the Company's Board of Directors. Mr. Maffei is the chief financial officer of Microsoft Corporation. Mr. Maffei joined Microsoft in 1993 and previously has served as treasurer and vice president, Corporate Development. Mr. Maffei serves as a director of Cort Business Services Corporation, a national provider of rental furniture; Ragen MacKenzie Group Incorporated, a regional brokerage firm; and Skytel Communications, a provider of wireless messaging services.

     ARLEN I. PRENTICE, 61, has been a director of the Company since February 1986. Mr. Prentice is a founder of Kibble & Prentice, Inc., a financial services firm. Mr. Prentice has served as a co-chairman and the chief executive officer of Kibble & Prentice, Inc. since June 1972. Mr. Prentice presently serves as a director of Northland Telecommunications Corporation, a cable television company providing services through its affiliates to customers in nine states; Percon, Inc., a distributor of bar code systems; and Flow International Inc., a manufacturer and distributor of high pressure water jet cutting systems.

     ORIN C. SMITH, 56, has been a director of the Company since January 1996. Mr. Smith has served as president and chief operating officer of the Company since June 1994. From March 1990 to June 1994, Mr. Smith served as the Company's vice president and chief financial officer and later as its executive vice president and chief financial officer. Mr. Smith presently serves as a director of Oakley, Inc., a designer, manufacturer and distributor of high-performance sunglasses and goggles.

     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ELECTION OF MS. BASS AND MESSRS. FOLEY, SCHULTZ, WEATHERUP AND MAFFEI TO THE BOARD OF DIRECTORS.

COMMITTEES

     During fiscal 1998, the Company's Board of Directors had standing Compensation, Special Compensation and Audit Committees, but did not have a standing nominating committee. The members of each Committee and the functions performed thereby are described below:

     Compensation Committee. During fiscal 1998, the Compensation Committee was comprised of Mr. Prentice (Chairman), Ms. Bass and Mr. Foley. The Compensation Committee is responsible for setting compensation philosophy for the Company and determining compensation and other benefits for the Company's senior executive officers. The Compensation Committee also administers certain of the Company's Stock Option Plans.

     Special Compensation Committee. During fiscal 1998, the Special Compensation Committee was comprised of Ms. Bass and Mr. Foley, both of whom qualify as "non-employee directors" as such term is defined in Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Special Compensation Committee reviews remuneration of certain executive officers of the Company, including the executive officers named in the Summary Compensation Table set forth in the Executive Compensation section of this Proxy Statement. The Special Compensation Committee is also charged with the administration of the Executive Management Bonus Plan and the selection of the annual objective measurement criteria under such plan.

     Audit Committee. During fiscal 1998, the Audit Committee was comprised of Mr. Shennan (Chairman), Ms. Bass and Mr. Brotman. The Audit Committee reviews the planned scope of the services of the Company's independent auditors, reviews financial statements and the auditors' opinion letter, recommends the independent auditors for the following fiscal year, reviews the recommendations of the independent auditors relating to accounting, internal controls, and other matters and reviews internal controls and accounting procedures with the Company's financial staff.

     During fiscal 1998, the Compensation Committee met five times and held three telephonic meetings, the Special Compensation Committee met five times, the Audit Committee met three times, and the entire Board of Directors met five times and held two telephonic meetings. Each director attended at least 75 percent of all Board meetings and meetings of Committees on which they served.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

     The following table sets forth information concerning the beneficial ownership of Common Stock of the Company of (i) those persons known by management of the Company to own beneficially more than 5% of the Company's outstanding Common Stock, (ii) the directors and director nominees of the Company, (iii) the executive officers named in the Summary Compensation Table set forth in the "Executive Compensation" section of this Proxy Statement and
(iv) all current directors and officers of the Company as a group. Such information is provided as of December 1, 1998. According to the rules adopted by the SEC, a person is the "beneficial owner" of securities if he or she has or shares the power to vote them or to direct their investment or has the right to acquire beneficial ownership of such securities within 60 days through the exercise of an option, warrant, right of conversion of a security or otherwise. Except as otherwise noted, the indicated owners have sole voting and investment power with respect to shares beneficially owned. An asterisk in the percent of class column indicates beneficial ownership of less than 1%, based upon 89,655,557 shares of Common Stock outstanding.

               NAME AND ADDRESS OF                 AMOUNT AND NATURE OF   PERCENT OF
               BENEFICIAL OWNER(1)                 BENEFICIAL OWNERSHIP     CLASS
               -------------------                 --------------------   ----------
FMR Corp.........................................       5,904,900(2)         6.6
Howard Schultz...................................       3,284,137(3)         3.6
Orin C. Smith....................................         511,422(4)           *
Howard P. Behar..................................         167,055(5)           *
Barbara Bass.....................................          43,500(6)           *
Jeffrey H. Brotman...............................         104,000(7)           *
Craig J. Foley...................................          58,700(8)           *
Arlen I. Prentice................................         196,838(9)           *
James G. Shennan, Jr.............................         224,798(10)          *
Gregory B. Maffei................................               0              *
Craig E. Weatherup...............................               0              *
John B. Richards.................................          25,568(11)          *
Michael Casey....................................          95,867(12)          *
All Directors and Executive Officers as a Group
  (26 persons)...................................       6,015,370(13)        6.5

---------------
 (1) The address of FMR Corp. is 82 Devonshire Street, Boston, Massachusetts 02109. The address of the directors and executive officers listed is 2401 Utah Avenue South, Seattle, Washington 98134.

 (2) According to information furnished by Fidelity Management & Research Company on December 15, 1998, FMR Corp. indirectly held the number of shares indicated on December 1, 1998 through its wholly-owned subsidiaries Fidelity Management & Research Company, a registered investment advisor (5,518,700 shares), and Fidelity Management Trust Company, a bank serving as an investment manager of institutional accounts (357,100 shares). FMR's subsidiary, Fidelity International Limited, a Bermuda-based subsidiary providing investment advisory and management services, also held 29,100 shares of Starbucks Common Stock.

 (3) Includes 1,486,664 shares subject to options exercisable on or before January 30, 1999.

 (4) Includes 471,600 shares subject to options exercisable on or before January 30, 1999.

 (5) Includes 158,366 shares subject to options exercisable on or before January 30, 1999.

 (6) Includes 40,000 shares subject to options exercisable on or before January 30, 1999.

 (7) Includes 80,000 shares subject to options exercisable on or before January 30, 1999.

 (8) Includes 57,500 shares subject to options exercisable on or before January 30, 1999.

 (9) Includes 19,500 shares held by the Prentice Family Partnership, a general partnership in which Mr. Prentice serves as a general partner, and 103,000 shares subject to options exercisable on or before January 30, 1999.

(10) Includes 23,330 shares held by Trinity Ventures II, L.P., a partnership of which Mr. Shennan is a general partner; 6,948 shares held by Trinity Ventures III, L.P., a partnership of which Mr. Shennan is a general partner and 34,680 shares held by the Shennan Family Partnership, a partnership of which Mr. Shennan is a general partner, and 73,400 shares subject to options exercisable on or before January 30, 1999.

(11) Includes 25,000 shares subject to options exercisable on or before January 30, 1999.

(12) Includes 93,582 shares subject to options exercisable on or before January 30, 1999.

(13) Includes 3,613,811 shares subject to options exercisable on or before January 30, 1999.

                             EXECUTIVE COMPENSATION

SUMMARY OF COMPENSATION

     The following table sets forth the compensation paid to or earned by the Company's chief executive officer and its four most highly compensated executive officers whose salary and bonus exceeded $100,000 in fiscal 1998 (collectively referred to herein as the "Named Executive Officers") during each of the Company's last three fiscal years.

                           SUMMARY COMPENSATION TABLE

                                                                       LONG-TERM
                                           ANNUAL COMPENSATION        COMPENSATION
                                           --------------------    ------------------
                                                                       NUMBER OF          ALL OTHER
                                 FISCAL    SALARY       BONUS          SECURITIES        COMPENSATION
  NAME AND PRINCIPAL POSITION     YEAR       ($)         ($)       UNDERLYING OPTIONS        ($)
  ---------------------------    ------    -------    ---------    ------------------    ------------
HOWARD SCHULTZ                    1998     750,000      425,250         525,000              25,461(1)
  chairman and                    1997     740,385      487,500         400,000              26,241(1)
  chief executive officer         1996     493,654            0         500,000              25,786(1)

ORIN C. SMITH                     1998     600,000      425,250         300,000               1,600(2)
  president and                   1997     592,308      360,000         300,000               1,848(2)
  chief operating officer         1996     394,231            0         250,000               2,231(2)

HOWARD P. BEHAR                   1998     360,000      226,800         150,000               1,600(3)
  president, Starbucks            1997     355,962      180,000         150,000               2,346(3)
  Coffee International, Inc.      1996     252,885            0         100,000               1,588(3)

JOHN B. RICHARDS(4)               1998     400,000      179,704               0              75,096(5)
  president, Retail North         1997           0(4)   125,000(4)      125,000                   0
  America

MICHAEL CASEY                     1998     332,212      175,000          75,000              17,501(7)
  executive vice president,       1997     273,510      110,000          20,000               3,398(7)
  chief financial officer and     1996     235,817       23,625(6)            0                   0(7)
  chief administrative officer

---------------

(1) The amounts shown include (i) matching contributions by the Company to the Company's 401(k) Plan on behalf of Mr. Schultz of $1,600, $2,130 and $1,500 in fiscal 1998, 1997 and 1996, respectively, and (ii) unreimbursed payments by the Company of the insurance premium for a split dollar life insurance policy originally issued in 1991 (the "1991 Policy") of $23,861, $24,111 and $24,286 in fiscal 1998, 1997 and 1996, respectively.

(2) The amounts shown represent matching contributions by the Company to the Company's 401(k) Plan on behalf of Mr. Smith.

(3) The amounts shown represent matching contributions by the Company to the Company's 401(k) Plan on behalf of Mr. Behar.

(4) Mr. Richards joined the Company on September 15, 1997 and did not receive any salary during fiscal 1997. He earned a $125,000 bonus pursuant to the terms of the offer letter to him dated August 22, 1997.

(5) The amount shown represents relocation expenses paid to Mr. Richards in accordance with the offer letter to him dated August 22, 1997. Mr. Richards was not eligible to participate in the Company's 401(k) Plan during fiscal 1997 or fiscal 1998.

(6) The amount shown was paid in accordance with the offer letter to Mr. Casey dated June 21, 1995.

(7) The amounts shown include (i) relocation expenses of $16,667 paid to Mr. Casey in fiscal 1998 and (ii) matching contributions by the Company to the Company's 401(k) Plan on behalf of Mr. Casey. Mr. Casey was not eligible to participate in the Company's 401(k) Plan during fiscal 1996.

STOCK OPTION GRANTS IN FISCAL 1998

     The following table sets forth information regarding options granted to the Company's Named Executive Officers during fiscal 1998 to purchase shares of the Company's Common Stock. The Company has no outstanding stock appreciation rights. In accordance with the rules of the Securities and Exchange Commission, the table shows the hypothetical "gains" or "option spreads" that would exist for the respective options based on assumed rates of annual stock price appreciation of 5% and 10% from the date the options were granted over the full option term.

                          OPTION GRANTS IN FISCAL 1998

                                                                                          POTENTIAL REALIZABLE VALUE
                                                                                          AT ASSUMED ANNUAL RATES OF
                                                                                           STOCK PRICE APPRECIATION
                           NUMBER OF         PERCENT OF                                       FOR OPTION TERM(1)
                           SECURITIES       TOTAL OPTIONS                                 ---------------------------
                       UNDERLYING OPTIONS    GRANTED TO     EXERCISE PRICE   EXPIRATION   FIVE PERCENT    TEN PERCENT
        NAME                GRANTED           EMPLOYEES       PER SHARE         DATE          ($)             ($)
        ----           ------------------   -------------   --------------   ----------   ------------    -----------
Howard Schultz.......       525,000(2)          16.8            $36.81        10/03/07     12,154,371     30,801,563
Orin C. Smith........       300,000(3)           9.6            $36.81        10/03/07      6,945,355     17,600,893
Howard P. Behar......       150,000(4)           4.8            $36.81        10/03/07      3,472,678      8,800,447
John B. Richards.....             0              N/A               N/A             N/A            N/A            N/A
Michael Casey........        45,000(5)           1.4            $36.81        10/03/07      1,041,803      2,640,134
                             30,000(6)           1.0            $35.31        11/18/07        666,235      1,688,371

---------------

(1) Potential realizable value is based on the assumption that the price of the Company's Common Stock appreciates at the rate shown (compounded annually) from the date of grant to the expiration date. These numbers are presented in accordance with the requirements of the Securities and Exchange Commission and do not reflect the Company's estimate of future stock price performance.

(2) Mr. Schultz's options become exercisable in one 108,334 share increment on October 3, 1998, two 108,333 share increments on October 3 of 1999 and 2000, and one 200,000 share increment on October 3, 2003. If the Company achieves 25% compound annual growth in earnings per share for a three year period ending on October 1 of 2000, 2001 or 2002, then the vesting of the 200,000 options scheduled to become exercisable on October 3, 2003 will accelerate and all such options will be exercisable on the date such earnings per share are announced.

(3) Mr. Smith's options become exercisable in three 50,000 share increments on October 3 of 1998, 1999 and 2000, and in one 150,000 share increment on October 3, 2003. If the Company achieves 25% compound annual growth in earnings per share for a three year period ending on October 1 of 2000, 2001 or 2002, then the vesting of the 150,000 options scheduled to become exercisable on October 3, 2003 will accelerate and all such options will be exercisable on the date such earnings per share are announced.

(4) Mr. Behar's options become exercisable in three 25,000 share increments on October 3 of 1998, 1999 and 2000, and in one 75,000 share increment on October 3, 2003. If the Company achieves 25% compound annual growth in earnings per share for a three year period ending on October 1 of 2000, 2001 or 2002, then the vesting of the 75,000 options scheduled to become exercisable on October 3, 2003 will accelerate and all such options will be exercisable on the date such earnings per share are announced.

(5) Mr. Casey's options become exercisable in three 15,000 share increments on October 3 of 1998, 1999 and 2000.

(6) Mr. Casey's options become exercisable in three 10,000 share increments on November 18 of 1998, 1999 and 2000.

EXERCISES OF STOCK OPTIONS

     The following table sets forth information regarding stock option exercises during fiscal 1998 by the Named Executive Officers and the value of each Named Executive Officer's exercised and unexercised stock options on September 27, 1998.

  AGGREGATED OPTION EXERCISES IN FISCAL 1998 AND FISCAL YEAR-END OPTION VALUES

                                                                                             VALUE OF UNEXERCISED
                                                              NUMBER OF SECURITIES          IN-THE-MONEY OPTIONS AT
                                                             UNDERLYING UNEXERCISED             FISCAL YEAR END
                        SHARES ACQUIRED                    OPTIONS AT FISCAL YEAR END               ($)(2)
                          ON EXERCISE     VALUE REALIZED   ---------------------------    ---------------------------
        NAME                  (#)             ($)(1)       EXERCISABLE   UNEXERCISABLE    EXERCISABLE   UNEXERCISABLE
        ----            ---------------   --------------   -----------   -------------    -----------   -------------
Howard Schultz.......       546,556         17,036,264      1,311,997       959,667       27,767,861      3,212,251
Orin C. Smith........       144,630          3,934,718        238,264       583,336        2,241,119      1,783,893
Howard P. Behar......        73,332          1,607,721         50,000       283,336          140,625        769,831
John B. Richards.....             0                  0         25,000       100,000                0              0
Michael Casey........         4,750            131,891         61,916       128,334          888,936        682,502

---------------

(1) Value realized is calculated by subtracting the aggregate exercise price of the options exercised from the aggregate market value of the shares of Common Stock acquired on the date of exercise.

(2) The value of unexercised options is calculated by subtracting the aggregate exercise price of the options from the aggregate market value of the shares of Common Stock subject thereto as of September 27, 1998.

COMPENSATION OF DIRECTORS

     During fiscal 1998, directors (other than directors who are executive officers of the Company) received an annual retainer of $10,000 per year, $1,000 per board meeting attended in person, and $500 per committee meeting attended in person.

     All of the Company's directors who are not executive officers or employees participate in the Directors Plan. Under the terms of the Directors Plan, non-employee directors are annually awarded stock options to purchase 20,000 shares of Common Stock at a per share exercise price equal to the fair market value on the date of grant. During the fiscal year-ended September 27, 1998, each of Messrs. Foley, Prentice and Shennan and Ms. Bass received options to purchase 20,000 shares of Common Stock at an exercise price of $34.00 per share.

     Pursuant to the terms of a Consulting/Employment Agreement, dated as of January 14, 1995, between the Company and Jeffrey H. Brotman (the "Consulting Agreement"), Mr. Brotman provided consulting services to the Company, specifically in the areas of strategic planning, capital formation, real estate matters, major corporate negotiations, and other business planning matters, as requested by the chairman of the Board of Directors. As consideration for such services, Mr. Brotman receives annual stock options to purchase 20,000 shares of the Company's Common Stock with an exercise at the fair market value per share on the date of the grant. During the fiscal year ended September 27, 1998, Mr. Brotman was granted options to purchase 20,000 shares of Common Stock at an exercise price of $34.00 per share.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During fiscal 1998, Ms. Bass, Mr. Foley and Mr. Prentice had no relationships or transactions with the Company or its subsidiaries required to be disclosed pursuant to Item 402(j) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION*

     During fiscal 1998, the Compensation Committee of the Board of Directors was responsible for setting compensation philosophy and determining base salary, bonus, long-term incentive compensation and other benefits for the chief executive officer and other senior executive officers. The Special Compensation Committee, a subset of the Compensation Committee made up of two directors who qualify as "outside directors" under Section 162(m) of the Internal Revenue Code ("Section 162(m)") and as "non-employee directors" under Rule 16b-3 promulgated under the Exchange Act, was responsible for administering the Company's Executive Management Bonus Plan (the "EMB Plan") and approving grants of stock options to the participants therein.

     COMPENSATION COMPONENTS: The Compensation Committee believes that executive officer compensation should be closely aligned with the performance of the Company on both a short-term and long-term basis, and that such compensation should assist the Company in attracting and retaining key executives critical to its long-term success. To that end, the Committee's policy is that the compensation package for executive officers should consist of three components:
(i) an annual base salary; (ii) the potential to earn incentive bonuses, the amount of which is dependent on both Company and individual performance during the prior fiscal year; and (iii) stock option awards designed to align management's interests with those of shareholders by providing long-term incentives for the Company's key employees.

     The Compensation Committee establishes total annual compensation for the chief executive officer and other senior executive officers after reviewing each component of such executive's compensation against executive compensation surveys prepared by outside compensation consultants. The Special Compensation Committee approves the components of total compensation subject to Section 162(m). The surveys used for comparison reflect compensation levels and practices for persons holding comparably responsible positions at targeted peer group companies. The compensation comparator group is not limited to companies listed on the National Market tier of the Nasdaq Stock Market, Inc., and includes an array of companies in specialty retail and other industries, with high growth, and strong brand image characteristics. Seven of the eighteen companies used to provide competitive compensation data are included in the indices reflected in the performance graph required by Item 402(1) of Regulation S-K and set forth on page 13 of this Proxy Statement. In addition to reviewing senior executive officers' compensation against the comparator group, the Compensation Committee also solicits appropriate input from the Company's president and chief operating officer regarding total compensation for those executives who report directly to him.

     TOTAL COMPENSATION: For fiscal 1998, the Compensation Committee determined that total compensation for executive officers (the sum of base salary, incentive bonus, and long-term compensation delivered through stock option awards) should be targeted between the 75th and 90th percentiles of selected peer group companies. The Committee may, at its discretion, award compensation in excess of the target. Base salary and incentive bonus were targeted at the 50th percentile so that more than a proportionate amount of total compensation is awarded through a long-term incentive vehicle. This strategy is intended to be competitive with other high performing organizations and to enable the Company to attract, reward and retain exceptional talent. For this period, the aggregate of Mr. Schultz' base salary, incentive bonus and stock options was within the competitive target range.

     BASE SALARY: Base salaries for executive officers are reviewed on an annual basis and at the time of promotion or other increase in responsibilities. Increases in salary are based on subjective evaluation of such factors as the level of responsibility, individual performance, level of pay, and Company peer group pay levels. In fiscal 1998, base salary for Mr. Schultz was determined in accordance with the factors above. During this period, Mr. Schultz's actual base salary was $750,000, approximating the competitive target of the 50th

---------------

      * The report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under either the Securities Act of 1933, as amended, or the Exchange Act (together, the "Acts"), except to the extent that the Company specifically incorporates such report by reference; and further, such report shall not otherwise be deemed filed under the Acts.

percentile of compensation paid by targeted peer group companies. Mr. Schultz's annual salary did not change from his salary in fiscal 1997.

     INCENTIVE BONUS: Incentive bonuses are generally granted based on a percentage of each executive officer's base salary. During fiscal 1998, the chief executive officer, president and chief operating officer, president of Starbucks Coffee International, Inc., president, Retail North America, and executive vice presidents of the Company participated in the EMB Plan. The EMB Plan was designed to meet the requirements of Section 162(m) that impose a limitation on the deductibility of non-performance-based compensation in excess of $1 million paid to the chief executive officer and the four other most highly paid officers of the Company.

     The Special Compensation Committee selects participants and establishes objective performance measures, bonus target percentages, and other terms and conditions of awards under the EMB Plan. Target bonus amounts are expressed as a percentage of base salary and are established according to the overall intended competitive position and competitive survey data for comparable positions in peer group companies. For fiscal 1998, the bonus targets for participating officers ranged from 50% to 87% of base salary depending on position, with a maximum of $1,000,000. Mr. Schultz' target was increased over his target for fiscal 1997 to place a greater portion of his total cash compensation at risk and make such compensation dependant upon the Company's performance. After the end of the performance period, the extent to which the performance goals were achieved and the amount of the award that is payable is determined.

     Seventy percent (70%) of the target bonus is based on specified objective performance goals established each fiscal year. In fiscal 1998, the objective performance goal was earnings per share of $.98 (subject to adjustment for significant acquisitions or dispositions). Thirty percent (30%) of the target bonus is based on specific subjective performance goals for each officer, which change somewhat each year according to the strategic plan initiatives and the responsibilities of the positions. Relative weights assigned to each performance goal typically range from 5% to 35%. Mr. Schultz' goals for fiscal 1998 related to achievement of the operating plan, increasing return on invested assets and managing organizational development.

     The bonus payout award is adjusted according to the level of achievement of both the objective and subjective performance goals. Below a threshold of performance, no awards may be granted. For fiscal 1998, Mr. Schultz' annual incentive award could have reflected his achievement of the objective performance goal at the 97% level and his achievement of his individual performance goals at the 100% level. However, at Mr. Schultz' suggestion and in recognition of the equivalent contributions of the chief executive officer and the president and chief operating officer in fiscal 1998, the Compensation Committee exercised its discretion to modify the amount of bonus earned pursuant to the achievement by Mr. Schultz and Mr. Smith of individual performance goals (the subjectively determined portions) so that the total bonus payout of $425,250 was the same for both executive officers. This award for Mr. Schultz fell below what he otherwise would have earned based upon his target bonus, achievement of the objective performance goal and his individual performance goals under the EMB Plan, and was somewhat below the competitive target of the 50th percentile of bonuses paid by targeted peer group companies. For Mr. Smith, the award was 12.5% above what he otherwise would have earned based upon his target bonus, achievement of the objective performance goal and achievement of his individual performance goals. The Compensation Committee also exercised its discretion to modify the amount of bonus earned by Mr. Behar pursuant to the achievement of individual performance goals (the subjectively determined portion) to recognize his outstanding efforts in the integration of the operations of Seattle Coffee Company, a London-based coffee company acquired by Starbucks at the end of May 1998. This award was 14% above the amount that Mr. Behar otherwise would have earned based upon his target bonus, achievement of the objective performance goal and achievement of his individual performance goals. The Compensation Committee exercised its discretion to increase the bonus payout to Mr. Casey pursuant to the achievement of individual performance goals (the subjectively determined portion) by approximately 39% in recognition of his exemplary performance, not only in the execution of the duties expected of his position, but also in completing the acquisition of Seattle Coffee Company and assuming management responsibility for the Specialty Sales and Marketing business unit for a portion of fiscal 1998. The Compensation Committee adjusted Mr. Richards' bonus payout to reflect the bonus agreed to in the offer letter to him dated August 22, 1997 and his participation in the EMB Plan for seven months of fiscal 1998.

     STOCK OPTIONS: Long-term, performance-based compensation of executive officers takes the form of option awards under the Company's Key Employee Stock Option Plan -- 1994 (the "1994 Plan"). The Compensation Committee believes that equity-based compensation ensures that the Company's executive officers have a continuing stake in the long-term success of the Company. All options granted by the Company have been granted with an exercise price equal to or in excess of the closing price of the Company's Common Stock on the date of grant and, accordingly, will have value only if the Company's stock price increases.

     In granting options under the 1994 Plan, the size of stock option awards is based on such considerations as the value of options awarded to comparable positions in peer group companies, Company and individual performance against plan, the predicted value of Starbucks Common Stock, the number of options currently held by the officer, the allocation of overall share usage attributed to executive officers, and the relative proportion of long-term incentives within the total compensation mix. For fiscal 1998, Mr. Schultz was granted an aggregate of 525,000 options to purchase shares of Common Stock.

                                          Respectfully submitted,

                                          Arlen I. Prentice, Chairman
                                          Barbara Bass
                                          Craig Foley

PERFORMANCE GRAPH

     The following graph depicts the Company's total return to shareholders from October 1, 1993 through September 27, 1998, relative to the performance of the Nasdaq Stock Market (U.S. Companies) Index, the Nasdaq Eating and Drinking Establishments Index, and the Nasdaq Retail Index. All indices shown in the graph have been reset to a base of 100 as of October 1, 1993, and assume an investment of $100 on that date and the reinvestment of dividends paid since that date. The Company has not ever paid cash dividends on its Common Stock. The points represent fiscal year end index levels based on the last trading day in each such fiscal year. The chart set forth below was prepared by Thomson Investor Relations, which holds a license to use the indices used herein.

                                    [GRAPH]

                                                10/1/93   9/30/94   9/29/95   10/1/96   9/28/97   9/27/98
                                                -------   -------   -------   -------   -------   -------
Starbucks Corporation.........................    100%       86%      142%      263%      305%      268%
Nasdaq Stock Market...........................    100%      101%      139%      165%      226%      238%
Nasdaq Eating and Drinking Establishments.....    100%       87%       94%       94%       85%       59%
Nasdaq Retail.................................    100%       99%      109%      130%      148%      132%

CERTAIN TRANSACTIONS

     The Company supplies whole bean coffees to Costco Companies, Inc., a membership-only wholesale club. Mr. Jeffrey H. Brotman, a retiring director of the Company, is chairman of the Board of Directors of Costco Companies, Inc. During fiscal 1998, the Company's sales to Costco Companies, Inc. totaled $36.3 million.

     The Pepsi Bottling Group purchases and distributes bottled Frappuccino(TM) coffee drink, a product produced by the North American Coffee Partnership, a joint venture between the Company and PepsiCo, Inc. (the "NACP"). Mr. Craig E. Weatherup is the chairman and chief executive officer of the Pepsi Bottling Group (a division of PepsiCo, Inc.) and also serves as a director of PepsiCo, Inc. During fiscal 1998,

Starbucks had sales of approximately $10.4 million to the NACP and the NACP had sales of approximately $95 million to The Pepsi Bottling Group.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's directors and executive officers, and persons who beneficially own more than 10% of the Common Stock, to file with the Securities and Exchange Commission initial reports of beneficial ownership ("Forms 3") and reports of changes in beneficial ownership of Common Stock and other equity securities of the Company ("Forms 4"). Officers, directors, and greater than 10% shareholders of the Company are required by Securities and Exchange Commission regulations to furnish to the Company copies of all Section 16(a) reports that they file. To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, all
Section 16(a) filing requirements applicable to its officers, directors, and greater than 10% beneficial owners were complied with for the fiscal year ended September 27, 1998.

         PROPOSAL 2 -- APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE STARBUCKS CORPORATION 1989 STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS

     The Board of Directors of the Company proposes that the shareholders approve an amendment and restatement of the Starbucks Corporation 1989 Stock Option Plan for Non-Employee Directors (as originally approved, the "Directors Plan") that (i) extends the term of the Plan from January 17, 1999 to January 17, 2009, (ii) increases by 725,000 the number of shares reserved for issuance thereunder and (iii) increases the number of options granted to each non-employee director each year from 20,000 to 25,000. The proposed amendment and restatement would also update the Directors Plan to conform to current administrative practices. The Board believes that the ability to grant non-employee directors stock options allows the Company to attract and retain the services of experienced and knowledgeable independent directors and provides an additional incentive for such directors to work for the benefit of the Company and its shareholders. The increase in the number of shares authorized for issuance is necessary in order to have sufficient reserved shares to continue to grant options to non-employee directors and to implement a proposed change in the compensation paid to non-employee directors. It is management's current intent that if the amendment and restatement of the Directors Plan is approved, non-employee directors will receive an annual grant of options to purchase 25,000 shares of Common Stock, but will not receive an annual cash retainer or fees for each meeting attended. The Board of Directors approved the Amended and Restated 1989 Stock Option Plan for Non-Employee Directors (the "Amended Plan") on January 7, 1999 and recommends that the shareholders also approve the amendment and restatement of the Plan. A copy of the Amended Plan may be obtained by sending a written request to the Company's Investor Relations Department at the address shown on page 17 of this Proxy Statement.

DESCRIPTION OF THE AMENDED PLAN

     The Amended Plan provides that each director of the Company, who is not and has not during the immediately preceding 12-month period been an employee of the Company or any parent or subsidiary of the Company, shall automatically be a participant in the Amended Plan. If the nominees for director set forth in this Proxy Statement are elected, six directors will be eligible to participate in the Amended Plan. The Amended Plan provides that each participant who is serving as a director of the Company on December 31 shall, on the immediately succeeding January 15 (or the first business day following such date if January 15 is not a business day), receive options to purchase 25,000 shares of Common Stock pursuant to the Amended Plan. The exercise price for such options is the fair market value of a share of the Company's Common Stock on the date of grant. For the purposes of the Amended Plan, the fair market value of a share of Common Stock is the closing sale price of a share of the Company's Common Stock on the day of grant as reported by The Nasdaq Stock Market, Inc. or the principal national securities exchange on which the Company's Common Stock is then listed for trading. If the Company's Common Stock is not listed for trading on any such market or exchange, the fair market value of a share shall be determined by the Company's Board of

Directors. On December 31, 1998, the closing price per share of Starbucks Common Stock as reported by The Nasdaq Stock Market, Inc. was $56.13.

     Options granted pursuant to the Amended Plan are immediately exercisable. The exercise price for options granted under the Amended Plan may be paid in cash, in shares of the Company's Common Stock or in accordance with procedures for a "cashless exercise" as the same may be established from time to time by the Company and the brokerage firm designated by the Company to facilitate exercises and sales under the Amended Plan. Options expire ten years from the date of grant, subject to earlier termination in the event of the death of a participant or in the event that a participant ceases to be a director of the Company. Each grant of options is evidenced by an option agreement that may contain additional terms, provisions and conditions not inconsistent with the Amended Plan as may be determined by the Board of Directors.

     The Amended Plan will be administered by the Board of Directors of the Company, which has the power to construe the Amended Plan, to determine all questions arising thereunder, and to adopt and amend such rules and regulations for the administration of the Amended Plan as it may deem desirable. The Amended Plan provides that in the event of a reorganization, merger, consolidation, recapitalization, reclassification, stock split, stock dividend or similar capital change, an appropriate adjustment shall be made in the number and kind of shares subject to and reserved for issuance under the Amended Plan and as to which outstanding options shall be exercisable, so that the proportionate interest of participants with respect to options previously granted shall be maintained. The Board of Directors may terminate, modify or amend the Amended Plan at any time, provided, however, that the Board may not, without the approval of the shareholders of the Company, increase the maximum number of shares for which options may be granted under the Plan or the number of Shares granted to any Participant each year except, in each case, in connection with a reorganization, merger, consolidation, recapitalization, reclassification, stock split, stock dividend or similar capital change.

FEDERAL INCOME TAX CONSEQUENCES RELATING TO THE AMENDED PLAN

     Options granted pursuant to the Amended Plan are non-qualified stock options that do not entitle the participant to any special tax benefit. A participant who receives a grant of options will not recognize any taxable income at the time of the grant, but upon the exercise of options will recognize ordinary income for federal tax purposes in an amount equal to the excess of the then fair market value of the shares over the aggregate exercise price. A participant's basis for determination of gain or loss upon the subsequent disposition of the shares acquired pursuant to the exercise of options pursuant to the Amended Plan will be the amount paid for such shares (the exercise price) plus any ordinary income recognized as a result of the exercise of the options. Upon a disposition of any shares acquired pursuant to the exercise of options granted under the Amended Plan, the difference between the sale price and the participant's basis in the shares will be treated as capital gain or loss and will be characterized as long-term capital gain or loss if the shares have been held for more than one year at the date of their disposition.

     In general, there will be no federal tax consequences to the Company upon the grant or termination of non-qualified stock options or a sale or disposition of the shares acquired upon the exercise thereof. Upon the exercise of non-qualified stock options, however, the Company will be entitled to a deduction for federal income tax purposes equal to the amount of ordinary income that a participant is required to recognize as a result of the exercise, provided that the deduction is not otherwise disallowed under the Internal Revenue Code.

 THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE AMENDMENT AND
                       RESTATEMENT OF THE DIRECTORS PLAN.

              PROPOSAL 3 -- RATIFICATION OF SELECTION OF AUDITORS

     The Board of Directors requests that the shareholders ratify its selection of Deloitte & Touche LLP to serve as the Company's independent auditors for the fiscal year ending October 3, 1999. Deloitte & Touche LLP examined the consolidated financial statements of the Company for the fiscal year ended September 27, 1998. Representatives of Deloitte & Touche LLP will be present at the Annual Meeting to make a statement if they desire to do so and to respond to questions by shareholders. The affirmative vote of a majority of the shares represented at the meeting is required for the ratification of the Board's selection of Deloitte & Touche LLP as the Company's independent auditors for the fiscal year ending October 3, 1999.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS OF THE COMPANY.

                                 OTHER BUSINESS

     The Board of Directors knows of no other matters to be brought before the Annual Meeting of Shareholders. However, if any other matters are properly brought before the Annual Meeting, the persons appointed in the accompanying proxy intend to vote the shares represented thereby in accordance with their best judgment.

                           PROPOSALS OF SHAREHOLDERS

     Shareholder proposals to be presented at the Company's next Annual Meeting of Shareholders and included in the Company's Proxy Statement relating to such meeting must be received by the Company at its executive offices at 2401 Utah Avenue South, Seattle, Washington 98134, Attention: Office of the General Counsel, on or prior to September 13, 1999.

                  ANNUAL REPORT TO SHAREHOLDERS AND FORM 10-K

     The Company's Annual Report to Shareholders for fiscal 1998 (which is not a part of the Company's proxy soliciting materials) is being mailed to the Company's shareholders with this Proxy Statement. A copy of the Company's Annual Report on Form 10-K, without exhibits, will be furnished without charge to shareholders upon request to:

                               Investor Relations
                             Starbucks Corporation
                             2401 Utah Avenue South
                           Seattle, Washington 98134
                              (206) 447-1575 x7118

                                          By Order of the Board of Directors,

                                               [LOGO]
                                          G. Scott Greenburg
                                          secretary

Seattle, Washington
January 13, 1999

                    DIRECTIONS TO THE STARBUCKS CORPORATION
                         ANNUAL MEETING OF SHAREHOLDERS
                                       AT

                                 BENAROYA HALL
                   200 UNIVERSITY STREET, SEATTLE, WASHINGTON
                                       AT
                           10:00 A.M. (PACIFIC TIME)
                                       ON
                               FEBRUARY 23, 1999

TRAVELING SOUTH ON I-5:

     - Take Union Street exit

     - Continue to Third Avenue or Second Avenue

     - The hall is on your left

TRAVELING NORTH ON I-5:

     - Take Seneca Street exit

     - Continue on Seneca to Third Avenue and turn right

     - The hall is on your left

TRAVELING FROM I-90 WESTBOUND:

     - Merge onto I-5 going north

     - Take Madison Street exit and turn left on Madison Street

     - Continue on Madison to Third Avenue

     - Turn right on Third Avenue and continue to University Street

     - The hall is on your left

PARKING:

     Benaroya Hall parking garage: Entrance on Second Avenue between Union Street and University Street, with elevator access to the hall.

     Cobb/Puget Sound Plaza Garage: Entrance on University Street, between Third Avenue and Fourth Avenue.

     Washington Mutual Tower Garage: Entrance on Seneca Street, between Second Avenue and Third Avenue.

                                     NOTES

                                                                 Appendix 1
                         STARBUCKS CORPORATION
                   AMENDED AND RESTATED 1989 STOCK OPTION PLAN
                                       FOR
                             NON-EMPLOYEE DIRECTORS

              (As Amended and Restated Effective January 17, 1999)

        1.     Purpose.

        The purpose of the Starbucks Corporation Amended and Restated 1989 Stock Option Plan for Non-Employee Directors (the "Plan") is to attract and retain the services of experienced and knowledgeable independent directors of Starbucks Corporation (the "Corporation") for the benefit of the Corporation and its shareholders and to provide an additional incentive for such directors to work for the best interest of the Corporation and its shareholders through continuing ownership of its common stock.

        2.     Shares Subject to the Plan.

        The total number of shares of common stock, no par value per share, of the Corporation (the "Shares"), for which options may be granted under the Plan shall not exceed 1,425,000 in the aggregate, subject to adjustment hereafter in accordance with Section 11 hereof. Within the foregoing limitations, Shares subject to options granted pursuant to the Plan shall become available for the grant of additional options if the options originally granted lapse or otherwise terminate. One million four hundred and twenty-five thousand (1,425,000) of the Corporation's authorized but unissued shares are reserved for issuance pursuant to options granted under the Plan, subject to adjustment hereafter in accordance with Section 11 hereof.

        3.      Administration of Plan.

        The Plan shall be administered by the Board of Directors of the Corporation (the "Board"). The Board shall have the power to construe the Plan, to determine all questions arising hereunder, and to adopt and amend such rules and regulations for the administration of the Plan as it may deem desirable.

        4.      Eligibility; Grant of Option.

        Each director of the Corporation who is not, and has not during the immediately preceding 12-month period been, an employee of the Corporation or any parent or subsidiary of the Corporation (a "Participant") shall automatically participate in the Plan. Each Participant who is serving as a director of the Corporation on December 31 of any year (beginning December 31, 1994), shall, on the immediately succeeding January 15 (or the first business day following such date if January 15 is not a business day), automatically be granted non-qualified stock options to purchase 25,000 Shares pursuant to the Plan.

        5.      Option Agreement.

        Each grant of options under the Plan shall be evidenced by an option agreement (the "Agreement") duly executed on behalf of the Corporation and by the Participant to whom such options are granted, which Agreements may but need not be identical and which shall comply with and be subject to the terms and conditions of the Plan. Any Agreement may contain such other terms, provisions, and conditions not inconsistent with the Plan as may be determined by the Board. No options shall be deemed granted within the meaning of the Plan and no purported grant of any options shall be effective, until such Agreement shall have been duly executed on behalf of the Corporation and the Participant to whom the option is to be granted.

        6.      Option Exercise Price.

        The option exercise price for an option granted under the Plan shall be the fair market value of a Share on the grant date. For purposes hereof, the fair market value of a Share shall be the closing sale price of the Shares as reported by the Nasdaq Stock Market, Inc. or on the principal national securities exchange on which the Shares are then listed for trading, or if the Shares are not listed for trading on any such system or exchange, the fair market value shall be as determined by the Company's Board of Directors.

        7.     Term of Options.

        Options shall expire ten years from the date of the grant thereof, but shall be subject to earlier termination as follows:

               a. In the event of the death of a Participant, the options granted to such Participant may be exercised by the estate of such Participant, or by any person or persons who acquired the right to exercise such options by will or by the laws of descent and distribution. Such options may be exercised at any time within 180 days after the date of death of such Participant or prior to the date on which the options expire by their terms, whichever is earlier.

               b. Except as stated in paragraph (c) below, in the event that a Participant ceases to be a director of the Corporation, other than by reason of his or her death, the options granted to such Participant may be exercised for a period of three (3) years after such date or on the date on which the options expire by their terms, whichever is earlier.

               c. In the event a Participant is removed from the Board of Directors for cause as determined by the shareholders, the options granted to such Participant must be exercised prior to his or her removal.

        8.     Time and Manner of Exercise of Option.

               a. Options granted under the Plan shall be immediately exercisable.

               b. A Participant desiring to exercise options granted hereunder shall notify the Company or, if the Company requires, the brokerage firm designated by the Company to facilitate exercises and sales under the Plan, specifying the number of options to be exercised and, if required by the Company, representing in form satisfactory to the Company that the Shares are being purchased for investment and not with a view to resale or distribution. The notification to the brokerage firm shall be made in accordance with procedures of such brokerage firm approved by the Company.

               c. Options may be exercised by payment to the Company of the aggregate exercise price. Payment of the exercise price shall be made in cash or in accordance with procedures for a "cashless exercise" as the same shall have been established from time to time by the Company and the brokerage firm designated by the Company to facilitate exercises and sales under this Plan. Payment in shares of the Company's common stock shall be deemed to be the equivalent of payment in cash at the fair market value (the closing sale price of the shares on the applicable date as reported by The Nasdaq Stock Market, Inc.) of those shares. No such payment in shares of the Company's common stock shall be allowed when the same may, in the reasonable opinion of the Company, cause the Company to record a loss or expense as a result thereof.

        9.     Transferability of Options.

        The right of any Participant to exercise options granted under the Plan shall not be assignable or transferable by such Participant except (i) by will or the laws of descent and distribution, or (ii) by gift or, with the consent of the Corporation, for value to immediate family members of the Participant, partnerships of which the only partners are members of the Participant's immediate family and trusts established solely for the benefit of such family members; and solely as it pertains to effecting an exercise of options transferred in accordance with this Section 9, the term Participant shall include a permitted transferee.

        10.     No Rights as Shareholder Until Exercise.

        Neither the recipient of an option under the Plan nor such Participant's successors in interest shall have rights as a shareholder of the Corporation with respect to any Shares subject to options granted to such person until such person becomes holder of record of such Shares.

        11.    Adjustments Upon Changes in Capitalization.

        In the event that the outstanding shares of the common stock of the Corporation are changed into or exchanged for a different number or kind of shares or other securities of the Corporation or of another corporation, by reason of any reorganization, merger, consolidation, recapitalization, reclassification, stock split, combination of shares, or dividend payable in capital stock, appropriate adjustment shall be made in the number and kind of shares subject to and reserved for issuance under the Plan and as to which outstanding options shall be exercisable, to the end that the proportionate interest of Participants with respect to options theretofore granted shall be maintained as before the occurrence of such event. Such adjustment in outstanding options shall be made without change in the total price applicable to the unexercised portion of such options, but with a corresponding adjustment in the exercise price per share. The Board of Directors may, in its discretion, adjust proportionally or change the number of options to be granted annually to each director pursuant to Section 4 hereof in connection with the occurrence of any reorganization, merger, consolidation, recapitalization, reclassification, stock split, combination of shares, or dividend payable in capital stock.

        12. Restrictions on Issue of Shares.

        Anything in this Plan to the contrary notwithstanding, the Corporation may delay the issuance of Shares pursuant to the exercise of an option under the Plan and the delivery of such Shares until the following conditions shall be satisfied:

               (i) the Shares with respect to which options have been exercised are at the times of the issue or transfer of such Shares effectively registered under applicable federal securities laws now in force or hereafter amended; or

               (ii) counsel for the Corporation shall have given an opinion, which opinion shall not be unreasonably conditioned or withheld, that such Shares are exempt from registration under applicable federal securities laws now in force or hereafter amended.

It is intended that all exercises of options shall be effective. Accordingly, the Corporation shall use its best efforts to bring about compliance with the above conditions within a reasonable time, except that the Corporation shall be under no obligation to cause a registration statement or a post-effective amendment to any registration statement to be prepared at its expense solely for the purpose of covering the issuance of Shares pursuant to an option granted under the Plan.

        13.    Purchase for Investment.

        Unless the Shares to be issued upon exercise of options granted under the Plan have been effectively registered under the Securities Act of 1933, as now in force or hereafter amended, the Corporation shall be under no obligation to issue or transfer any Shares covered by options unless the person or persons who exercise such options gives a written representation and undertaking to the Corporation, which is satisfactory in form and scope to counsel to the Corporation and upon which, in the opinion of such counsel, the Corporation may reasonably rely, that he or she is acquiring the Shares issued or transferred to him or her for his or her own account as an investment and not with a view to, or for sale in connection with, the distribution of any such Shares, and that he or she will make no transfer of the same except in compliance with any rules and regulations in force at the time of such transfer under the Securities Act of 1933, or any other applicable law, and that if Shares are issued or transferred without such registration a legend to this effect may be placed upon the certificates representing the Shares.

        14. Effective Date.

        The effective date (the "Effective Date") of this Amended and Restated 1989 Stock Option Plan for Non-Employee Directors is January 17, 1999.

        15. Expenses of the Plan.

        All costs and expenses of the adoption and administration of the Plan shall be borne by the Corporation and none of such expenses shall be charged to any Participant.

        16. Termination and Amendment of Plan.

        Unless sooner terminated as herein provided, the Plan shall terminate ten years from the Effective Date. The Board may at any time terminate the Plan or make such modification or amendment hereof as it deems advisable; provided, however, that, except as provided in Section 11, the Board may not, without the approval of the shareholders of the Corporation, increase the maximum aggregate number of shares for which options may be granted under the Plan or the number of Shares granted to any Participant each year. Termination or any modification or amendment of the Plan shall not, without the consent of a Participant, affect his or her rights under options previously granted to him or her.

                                                                Appendix 2
                                     PROXY


                     FOR ANNUAL MEETING OF THE SHAREHOLDERS
                                       OF
                             STARBUCKS CORPORATION

          This Proxy Is Solicited On Behalf Of The Board Of Directors

     The undersigned hereby appoints Orin C. Smith and Howard P. Behar (collectively, the "Proxies"), and each of them, with full power of substitution, as proxies to vote the shares which the undersigned is entitled to vote at the Annual Meeting of the Company to be held at Benaroya Hall on Tuesday, February 23, 1999 at 10:00 a.m. (Pacific Time) and at any adjournments thereof. Such shares shall be voted as indicated with respect to the proposals listed on the reverse side hereof and in the Proxies' discretion on such other matters as may properly come before the meeting or any adjournment thereof.

                 (Continued and to be signed on reverse side.)


-------------------------------------------------------------------------------
                              FOLD AND DETACH HERE

                                                         Please mark   [X]
                                                         your votes as
                                                         indicated
                                                         in this example.


                                                   FOR            WITHHOLD
                                               all nominees       AUTHORITY
                                              listed (except     to vote for
                                               as withheld)     nominees listed
1. ELECTION OF DIRECTORS:                           / /              / /
   Class 3 Directors: Barbara Bass, Craig J. Foley
                      and Howard Schultz
   Class 1 Director:  Craig E. Weatherup
   Class 2 Director:  Gregory B. Maffei

   WITHHOLD AUTHORITY To Vote for the following Directors:


   _______________________________________________________

                                                           FOR  AGAINST  ABSTAIN
                                                           / /    / /     / /
2. Proposal to approve the amendment and restatement of the Starbucks Corporation 1989 Stock Option Plan for
   Non-Employee Directors to, among other things, extend the term of the plan, increase by 725,000 the number of shares of Starbucks Common Stock reserved for issuance under the plan and increase the number of options granted annually to each non-employee director from 20,000 to 25,000.

                                                           FOR  AGAINST  ABSTAIN
                                                           / /    / /     / /
3. Proposal to ratify the selection of Deloitte & Touche LLP as the Company's independent auditors for the fiscal year ending October 3, 1999.


This proxy when properly signed will be voted in the manner directed herein by the undersigned shareholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 and 3.

IMPORTANT -- PLEASE SIGN AND RETURN PROMPTLY.


Signature______________________________
Signature, if held jointly_______________________ Dated:__________, 1999
When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

------------------------------------------------------------------------------
                       -FOLD AND DETACH HERE-